Exhibit 99.1

Major Operating Entity of IT Tech Packaging, Inc. Enters Into Definitive Agreement To Acquire

Hebei Tengsheng Paper Co. Ltd.

BAODING, China, June 27 2019 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE MKT: ITP) (“IT Tech Packaging” or “the Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced that Hebei Baoding Dongfang Paper Milling Company Limited (“Dongfang Paper”), the major operating entity of the Company, has entered into an acquisition Agreement (the “Agreement”) with Hebei Tengsheng Paper Co. Ltd. (“Tengsheng Paper”), pursuant to which Dongfang Paper shall acquire 100% equity interests in Tengsheng Paper and all right, title and interest in and to all assets owned by Tengsheng Paper (the “Purchased Equity and Assets”).

Tengsheng Paper is leasing its land of approximately 50 acres to the Company with a lease term of 15 years that expires in November 2027. After the completion of the acquisition, the PM8 production line will be transferred to Tengsheng Paper which as a wholly-owned subsidiary of Dongfang Paper, will focus on manufacturing and distribution of tissue paper in the future.

Pursuant to the Agreement entered into on June 25, 2019, in consideration for the Purchased Equity and Assets, Dongfang Paper will pay to Tengsheng Paper a total purchase price of RMB320 million (approximately $47 million) (the “Purchase Price”) within six months of the execution of the Agreement. Further, Dongfang Paper will entrust the existing management of Tengsheng Paper to continue operating the business of Tengsheng Paper and the existing legal representative of Tengsheng Paper will continue acting as the legal representative of Tengsheng. Dongfang Paper will entrust the prior shareholders of Tengsheng Paper to represent it to hold and exercise all shareholder’ rights to which it is entitled as the shareholder of Tengsheng Paper.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of IT Tech Packaging commented, “We have had a solid business partnership with Tengsheng Paper since 2012. With land use rights of 761.05 mu, we believe that Tengsheng Paper will offer us ample site and space for our tissue paper production lines. The acquisition of Tengsheng Paper shows our confidence in prospect of the Chinese tissue paper market and we also believe it paves the way for us to further penetrate into the tissue paper market.”

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. (“ITP”) is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE MKT since December 2009.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company

Email: ir@itpackaging.cn

Investor Relations:

Tony Tian, CFA
Email: ttian@weitianco.com

Phone: +1-732-910-9692